NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD CROSSOVERS STAYED HOT IN JANUARY

•	Ford crossovers pick up where they left off in 2007; Ford Edge sales climbed 95 percent and Lincoln MKX rose 78 percent.
•	New Focus bolsters Ford’s share of small car market with 44 percent increase.
•	Ford, Lincoln and Mercury sales totaled 148,355, down 4 percent.
•	Total Ford Motor Company sales (including Jaguar, Land Rover, and Volvo) totaled 159,914, down 4 percent.

DEARBORN, Mich., Feb. 1, 2008 – Demand for Ford’s crossovers remained strong in January.  Sales for the Ford Edge were 95 percent higher than a year ago and the Lincoln MKX was up 78 percent.

Retail demand for Ford, Lincoln and Mercury cars also was strong in January, especially for the new Focus.  Sales for the Focus were up 44 percent compared with a year ago, with retail sales up 33 percent.  Combined retail sales for the Ford Fusion, Mercury Milan, and Lincoln MKZ also were higher than a year ago.

“We’re very pleased with this result,” said Jim Farley, Ford’s group vice president, Marketing and Communications.  “Our dealers really delivered this month, despite a challenging economic and competitive environment.

“It’s not going to get any easier – at least for awhile,” said Farley.  “Recent monetary actions and the proposed stimulus package may help the economy later this year, but we’re not pinning our hopes on that.  Our plan is based on restructuring our business to be profitable at lower demand and changed mix while also accelerating the development of new products people want to buy.”

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The next wave of new Ford products will arrive this summer – the distinctively designed Ford Flex crossover and the elegant Lincoln MKS sedan.  A new Ford F-150 pickup truck will debut later in the fall.

Ford, Lincoln and Mercury sales totaled 148,355, down 4 percent compared with a year ago.

Total Ford Motor Company sales, including Jaguar, Land Rover, and Volvo, were 159,914, down 4 percent.

Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.
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About Ford Motor Company

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles in 200 markets across six continents.  With about 245,000 employees and about 100 plants worldwide, the company’s core and affiliated automotive brands include Ford, Jaguar, Land Rover, Lincoln, Mercury, Volvo and Mazda.  The company provides financial services through Ford Motor Credit Company.  For more information regarding Ford’s products, please visit www.ford.com.

 Go to http://media.ford.com for news releases and high-resolution photographs.